exhibit 10.3


Corporate Regulatory Services

        Corporate Offices                       Glen E. Greenfelder, Jr.
                                                President & CEO
        4955 South Durango Drive, Suite 216
        Las Vegas, Nevada 89113                 Steve Schaad
        Tel (702) 948-7501                      Executive Vice President
        Fax (702) 948-7508
        Internet: crshome.com                   Achilles Leontakinakos
                                                Senior VP- Securities and
                                                Regulatory compliance


       PUBLIC COMPANY LISTING - AGREEMENT FOR SERVICES

The following constitutes an agreement (the "Agreement") between Corporate Regulatory Services, LLC. ("CRS"), 4955 South Durango Drive, Suite 216, Las Vegas, Nevada 89113, and the undersigned (hereinafter referred to as the "Client"):

CLIENT:         Premier Document Services, Inc.
ADDRESS:        4001 S. Decatur Blvd., Ste. 37-218
CITY/STATE/ZIP: Las Vegas, NV 89103
CONTACT PERSON: Crystal Kim Han
TELEPHONE:      (702) 813-4543

CRS hereby agrees to perform corporate consulting and advisory services for the Client in conjunction with the development of a securities package for the sale, to the public, of the securities of Client and other similar matters upon the fully negotiated terms and conditions set forth herein. In consideration of mutual promises made herein and for other good and valuable consideration, the sufficiency of which are hereby acknowledged by CRS and Client, both parties agree as follows:

1. Duties of CRS: CRS will provide the services as outlined below. These services are:

  (a) "Form 10-SB Development" - the preparation and filing of all the required documents with regards to the full registration under the 1934 Act with the SEC for Client.
Form 10-SB disclosure document;

     (1)  Appropriate Exhibits;
     (2)  Application and Coordination Work with a Transfer
          Agent; and
     (3)  Financial Statement Audit Coordination

  (b) "SEC Comment Letter Support" - assist the Client in answering any and all comment letters from the SEC incident to the filing of the Client's Form 10-SB as outlined above
(if required, see Additional Expenses below).

  (c) "Form 211 Development" - the preparation of the Form 211 to be filed with the NASD, by the appropriate licensed market maker, as the original application for listing of the securities of the Client on the OTCBB. Included under this subparagraph are the following documents and services:

     (1)  Form 211 information statement;
     (2)  Appropriate Exhibits;
     (3)  Application and Coordination Work with a Transfer
          Agent; and
     (4)  Financial Statement Audit Coordination

  (d) "Market Maker Introduction" - assist the Client with locating and negotiating a contract with a licensed level three market maker who will file the Client's Form 211 with the NASD for the listing of the Client's securities on the OTCBB;

  (e) "NASD Comment Letter Support" - assist the Client in answering any and all comment letters from the NASD incident to the filing of the Client's Form 211 as outlined above (if required, see Additional Expenses below);


2. Client to Provide Information: Client agrees to provide CRS with any information and documents as may be requested by CRS in connection with the services to be performed for Client. Client shall be solely responsible for the accuracy of the information and representations contained in any documents to be prepared by CRS on behalf of Client.

3. Compensation: Client shall provide 350,000 shares of Client's common stock, which ever is greater, - issued stock shall be Free Trading - as compensation to CRS for the services provided as fully delineated in paragraph 1 of this Agreement. CRS' compensation shall consist of and be disbursed as follows:


/1/


      Disbursement 1:  Client disburses and CRS collects
                       the equivalent of 350,000 share of common stock -free Trading;

4.   Additional Expenses:
     1. Any direct filing fees required to be submitted with any registration, filings, membership applications, self-regulatory agency fees, trademark applications, bonding, fingerprinting, or testing expenses, all of which must be paid directly by the Client
     2. Overnight mail costs- Client must provide CRS with an overnight express or similar account number (i.e. UPS, Airborne, FedEx, etc.). If Client account number is not provided, CRS will charge $30 per overnight express package sent out by CRS as related to Client's contract with CRS
     3. Legal expenses (including, but not limited to, attorney opinion letters or escrow account setup)
     4. Accounting expenses (Client is responsible for obtaining its own audited financial statements)
     5. "Edgarization" costs (normally $1,500 each) associated with SEC filings
     6. Each state registration filing will be billed on an hourly basis of $95/hr.
     7. State, SEC and NASD comment letter response preparation will be billed on an hourly basis of $95/hr.

Client will issue a check for each additional expense incurred prior to the documentation being submitted or re-submitted to the appropriate agency(s).

5. Timely Review by Client: If documents are not returned to CRS, correctly executed and with proper payment as indicated, within 21 days of submission of such documents to the Client for review, CRS will not guarantee that the documents will be accepted by CRS or receive priority treatment upon their return. Finally, any documents which are not returned to CRS within 45 days may, at CRS' sole discretion, be considered completed, in which case full payment is due CRS pursuant to item 3 herein.

6.     Restrictions on Additional Share Issuances and
Adjustments for Dilution: The Client hereby agrees not to issue or sell shares of Common Stock, other than those shares initially disclosed to CRS and "founders stock", which are included in the initial audit, to employees, officers and/or directors of, and/or consultants to, the Client Company or any subsidiary of the Client Company, declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Client Company's Common
Stock, declare a dividend, or make a distribution, on the Client Company's Common Stock in any security convertible into Client Company's Common Stock for the period from the signing of this contract through 365 days from the Client
Company's OTC BB listing date. If the Client issues shares of Common Stock in any of the methods listed above or in some other way as to affect the number of issued and outstanding shares post signing the contract but prior to 365 days from the Client Company's OTC BB listing date, CRS will maintain its prior percentage ownership in the Client
Company through the receipt of CRS' pro-rata distribution delineated in Section 3, of the total amount of additional
Client Company Common Stock issued. Further, CRS is hereby entitled to receive the additional Client Company Common
Stock in similar form (Free Trading or Restricted) as that of the Additional Share Issuances, to include registration rights. This clause shall not restrict the company form conducting private or public offerings for U.S. currency nor shall the sale of securities through public or private offerings for U.S. currency constitute an adjustment for dilution.


7. Certain Circumstances: CRS assumes no responsibility for any occurrences beyond its control, including but not limited to federal or state filing backlogs or agency computer breakdowns, which may result in processing delays.
CRS will use its best efforts to secure registration for Client but cannot guarantee that any registration will be granted; however, in the event that the failure to obtain a registration is directly attributable to an error or oversight on the part of CRS, CRS will use its best efforts to resolve the problem at no additional expense to Client.
In no event will CRS be liable for actual, incidental, consequential, related or any other type of damages, in any amount, attributable to such error or oversight on the part of CRS.

8. Indemnification: Client and CRS hereby agree to indemnify and hold harmless each other, their partners, employees, agents, representatives, assigns, and controlling persons (and other officers, directors, employees, agents, representatives, assigns and controlling persons of each of them) from any and all losses, claims, damages, liabilities, costs, and expenses (and all other actions, suits, proceedings, or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding, or claim, whether or not in connection with any action, suit, proceeding or claim for which they are a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this agreement so long as the other party has not committed intentional or willful misconduct, or shall not have acted grossly negligent, in connection with the services which form the basis of the claim for indemnification. The parties further agree that neither party shall incur any


/2/


liability on a count of this agreement or any acts or omissions arising out of or relating to this agreement except for such parties intentional or willful misconduct.

Client also expressly indemnifies CRS for any future liabilities, either administrative, civil, or criminal related to the improper use by Client or its assigns of any and all documentation that is provided to Client by CRS pursuant to this Agreement.

Client hereby further agrees to indemnify CRS against any action, suit, claim or proceeding, whether civil, criminal or administrative, and against any fine, cost, levy, expense, judgment or award arising therefrom (collectively a "Claim"), in which CRS may be involved (whether as a witness or a party) as a result of any application or document filed or processed by CRS, on the Client's behalf, which contains any false or misleading statement or omission of material fact or which, other than through gross negligence of CRS, violates any statute, rule or order of any Federal, state or self-regulatory authority. Client agrees that CRS shall have no responsibility to verify the accuracy or adequacy of any statement, document, fact or information provided to CRS by Client or Client's attorney, accountant, representative or agents.

 This paragraph shall survive the expiration or termination
                     of this agreement.

9. Compliance with Laws: CRS and Client hereby agree to fully comply with all applicable Federal and State laws, criminal and civil, and specifically any and all Federal and State securities laws.

10. Independent Contractor Status: CRS shall perform its services under this contract as an independent contractor and not as an employee of Client or an affiliate thereof.
It is expressly understood and agreed to by the parties hereto that CRS shall have no authority to act for, or represent or bind Client or any affiliate thereof in any manner, except as provided for expressly in this Agreement or in writing by Client.

11. Additional Services: Client understands and acknowledges by the acceptance of this Agreement that any and all services outside the direct scope of the documents listed in Section 1 above shall be billed to Client by CRS at CRS' then current hourly rates. Such services specifically include, but are not limited to, services required as a result of Client's strategic reconfigurations of its registration subsequent to the execution of this Agreement and subsequent to initial information provided to CRS by Client.

12. Late Fees: Any CRS invoice not paid within thirty (30) days of such billing is subject to a 2% monthly interest charge. CRS reserves the right to use any and all means of collection available under applicable law to collect any amount past due.

13. Amendment and Modification: Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both parties. No oral modifications to this Agreement may be made.

14. Entire Agreement: This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. The failure by CRS to insist on strict performance of any term or condition contained in this Agreement shall not be construed by Client as a waiver, at any time, of any rights, remedies or indemnifications, all of which shall remain in full force and effect from time of execution through eternity.

15. Agreement Binding: This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto. Client shall not assign its rights or delegate its duties under any term or condition set forth in this Agreement without the prior written consent of CRS.

16. Attorney's Fees: In the event an arbitration, mediation, suit or action is brought by any party under this Agreement to enforce any of its terms other that payment of the contract, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, mediator, trial court and/or appellate court. However, if any action is required to enforce the "payment" aspect of this contract in part or in whole, the Client will pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

17. Severability: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.


/3/


18. Governing Law: The laws of the State of Nevada shall govern This Agreement, and the venue for the resolution of any dispute arising thereof shall be in Clark County, State of Nevada.

19. No Legal Advice: Client further agrees and understands that CRS has not and does not render legal advice or offer legal assistance. All requests for legal advice by clients of CRS will be referred to legal counsel for a proper legal opinion. Accordingly, no statements or representations by CRS should be construed to be legal advice, and CRS advises Client to always consult with its own attorney regarding the legalities of all investment offerings, registrations or filings.

20. Post-Registration Responsibilities: Client understands and acknowledges by the acceptance of this Agreement that all post-registration periodic or special reports are the responsibility of the Client unless otherwise agreed to in writing by CRS.

IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.



CORPORATE REGULATORY SERVICES, LLC.


By: /s/ Glen E. Greenfelder, Jr.              February 17, 2003
    ----------------------------              -----------------
    Glen E. Greenfelder, Jr.                         Date
    Corporate Regulatory Services, LLC.



Client


By: /s/ Crystal Kim Han                       February 17, 2003
    -------------------------                 -----------------
    Client Signature                                 Date


/4/